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                                  EXHIBIT 12.0



































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                    AFLAC INCORPORATED AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges

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(In thousands)                      Three Months Ended    Six Months Ended
                                         June 30,              June 30,
                                      1999      1998       1999      1998
                                    --------  --------   --------  --------
Fixed charges:
  Interest expense                  $  4,576  $  3,391   $  8,184  $  6,664
  Rental expense deemed interest         123       103        242       198
                                     -------   -------    -------   -------
    Total fixed charges             $  4,699  $  3,494   $  8,426  $  6,862
                                     =======   =======    =======   =======

Earnings before income tax          $196,694  $160,189   $399,591  $213,713
Add back:
  Fixed charges                        4,699     3,494      8,426     6,862
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges           201,393   163,683    408,017   220,575

Adjustments:
  Realized gains/(losses)             (4,729)     (451)    (9,319)     (268)
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges and
     realized gains/(losses)        $206,122  $164,134   $417,336  $220,843
                                     =======   =======    =======   =======


    Earnings excluding realized
     gains/(losses) to fixed
     charges                            43.9x     47.0x      49.5x     32.2x




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